Exhibit 99.2

Rex Energy Announces Two-Year Financial and Operational Plan and Provides Financial Update

STATE COLLEGE, Pa., January 17, 2017 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) (“the company”) today announced its two-year financial and operational plan and provided a financial update.

Highlights:

•	Expect capital spend in 2017 and 2018 to be aligned with cash flow from operations and asset sales

•	Debt-to-EBITDAX reduction of ~50% by end of 2018 driven by significant production growth, improved basis differentials and enhanced price realizations

•	Targeting a two-year compounded annual production growth rate of 10% - 15% by 2018

•	Exit rate production growth for 2017 of 15% - 20% (Dec. 2017 vs. Dec. 2016)

•	Expect ~40% differential improvement to NYMEX for natural gas realizations in 2017 and ~15% improvement in 2018

•	Expect C3+ NGL pricing in 2017 to be 43% - 48% of WTI; 45% - 50% in 2018

•	Benefit Street Partners LLC elected into five additional wells for approximately $15.8 million for a total capital commitment to date of $135.9 million

•	BP Energy Co. added to bank group allowing for expanded hedging program to further protect cash flow

•	~82% of all PDP production hedged for 2017 and ~40% for 2018

•	Expect to have ~1,300 gross / 1,000 net locations HBP or HBO by year-end 2017

Two-Year Financial and Operational Plan

Note: a detailed breakdown of the two-year financial and operational plan can be found in the company’s January 2017 corporate presentation on slides 5 through 10. In addition, all 2017 and 2018 forecasts, projections and comparisons to prior periods do not include any contribution from assets divested or any future impacts related to adjustments to the capital structure.

2017 Financial and Operational Plan

Capital Expenditures and Drilling Activity

Rex Energy’s net operational capital expenditures for 2017 are expected to be in the range of $70.0 - $80.0 million, with approximately 80% allocated to the development of the Marcellus and Upper Devonian Burkett shales in the Moraine East and Legacy Butler Operated Areas. Approximately 20% is allocated to the development of the Utica Shale in the Warrior North Area. The 2017 capital budget is expected to be funded through cash flow from operations and asset divestitures.

The company plans to run one drilling rig in its Butler Operated and Ohio Utica Warrior North Area and expects to drill 21.0 gross (11.1 net) wells, complete 26.0 gross (12.7 net) wells and place into sales 23.0 gross (11.2 net) wells. Of the 23.0 gross (11.2 net) wells scheduled to be placed into sales in 2017, only four gross (1.4 net) wells will be placed into sales in the first half of 2017, with the remaining 19.0 gross

(9.8 net) wells placed into sales in the second half of 2017. The 2017 development plan in the Butler Operated and Warrior North Area is aligned with the company’s HBP/HBO goals for 2017; upon completion of the 2017 development program, the majority of the company’s drillable acreage will be held by production.

Production Guidance

Average daily production is estimated to be in the range of 194.0 – 204.0 MMcfe/d, representing year-over-year growth of approximately 5% to 10% as compared to the company’s full-year 2016 production guidance. With only four gross (1.4 net) wells expected to be placed into sales in the first half of 2017, the majority of the company’s production growth will occur in the second half of 2017. Liquids production is expected to account for approximately 38% of 2017 production at the midpoint of guidance. In addition, 2017 exit rate production (December 2017 vs. December 2016) is estimated to increase approximately 15% - 20%. Second half production growth will be driven by pipeline construction into the eastern portion of the company’s Moraine East Area.

Price Realizations

In 2017, Rex Energy will realize a full year of Gulf Coast transport and the related positive impact this transportation will have on its natural gas price differentials. The company expects to sell approximately 50% of its natural gas volumes to the Gulf Coast with the remaining volumes sold into local markets at which the company has approximately 60% of the basis differential hedged at a premium to the current spot price. Overall natural gas differentials are expected to improve by approximately 40% over full-year 2016 basis differentials to ($0.53) – ($0.63) off of NYMEX. In addition, with the improvement in local differentials for C3+ NGLs, the company expects C3+ NGL pricing to be approximately 43% - 48% of WTI pricing.

2018 Financial and Operational Plan

Capital Expenditures and Drilling Activity

Full-year 2018 net operational capital expenditures are expected to be in the range of $20.0 - $40.0 million, with approximately 100% of the net operational capital expenditures allocated to the development of the Marcellus and Upper Devonian shales in the Moraine East and Legacy Butler Operated Areas. The 2018 capital budget is expected to be funded through cash flow from operations and cash on the balance sheet.

The company plans to run one drilling rig in its Butler Operated Area and expects to drill four gross (2.8 net) wells, complete six gross (3.8 net) wells and place into sales nine gross (5.3 net) wells.

Production Guidance

For full-year 2018, Rex Energy estimates that average daily production will be in the range of 223.0 – 233.0 MMcfe/d, representing 15% - 20% year-over-year growth as compared to the midpoint of 2017 production guidance. Liquids production is expected to account for approximately 45% of the company’s 2018 production at the midpoint of guidance.

Price Realizations / Per Unit LOE

For 2018, the company expects approximately 50% of the of its natural gas volumes to be sold into the Gulf Coast market and expects it overall natural gas basis differentials to be in the range of ($0.48) – ($0.58) off of NYMEX. In addition, C3+ NGL pricing is expected to be approximately 45% - 50% of WTI pricing. Per unit LOE is expected to decrease by approximately 5% - 10% compared to full-year 2017 due to an overall reduction in reservation fees due to increased production during the year.

Leverage Ratio

With the plan to fund 2017 and 2018 net operational capital expenditures from cash flow from operations and asset divestitures, the company expects to grow its EBITDAX by approximately 80% - 85% in 2017 and 10% - 15% in 2018. The targeted increase in EBITDAX assumes current strip pricing as of December 31, 2016 and is driven by expected production growth of 5% - 10% in 2017 and 15% - 20% in 2018 combined with hedging at favorable pricing. With these factors, the company anticipates reducing its debt-to-EBITDAX ratio by approximately 35% - 40% in 2017 and 15% - 20% in 2018, on a year-over-year basis and a total reduction of approximately 50% from year-end 2016 to year-end 2018

“Rex Energy’s two-year plan is a clear, transparent road map for our future operation strategy. We designed the plan to enhance cash flow, provide strong production growth, and significantly reduce the company’s overall debt metrics – all while living within cash flow,” said Tom Stabley, President and CEO of Rex Energy. “The plan builds on the success of our 2016 initiatives; with the quality of our acreage, and strong support from our partners and dedicated employees, we’re confident we can deliver.”

2017 & 2018 Guidance

The following table outlines Rex Energy’s 2017 and 2018 guidance:

	2017	2018
Production
Average Daily Production (MMcfe/d)	194.0 – 204.0	223.0 – 233.0
Natural Gas Production (MMcf/d)	120.0 – 125.0	125.0 – 130.0
NGL Production (Mbbls/d)	5.8 – 6.2	6.3 – 6.7
Ethane Production (Mbbls/d)	5.9 – 6.2	9.4 – 9.6
Condensate Production (Mbbls/d)	0.7 – 0.8	0.7 – 0.9

Capital Expenditures ($MM)
Net Operational Capital	$70.0 - $80.0	$20.0 - $40.0

Price Realizations
Natural Gas Basis Differential ($/Mcfe)	($0.53) – ($0.63)	($0.48) – ($0.58)
Condensate Basis Differential ($/Bbl)	($5.50) – ($6.50)	($5.50) – ($6.50)
C3+ as % of WTI	43% - 48%	45% - 50%

Per Unit Costs ($/Mcfe)
Lease Operating Expenses (LOE)	$1.70 - $1.80	$1.60 - $1.70
Cash General & Administrative	$0.20 - $0.25	$0.17 – 0.22

Leverage Ratio
Net Debt-to-EBITDAX Reduction	35% - 40%	15% - 20%
Senior Secured Borrowings-to-EBITDAX	1.5x – 2.0x	1.1x – 1.6x

Financial Update

Joint Development Agreement

Rex Energy’s joint development partner, Benefit Street Partners L.L.C. (“BSP”) has elected into an additional five wells in the 2017 development program. BSP’s additional capital commitment for the five wells is approximately $15.8 million, increasing BSP’s total capital commitment to date from $120.1 million to $135.9 million. BSP retains the option to participate in six additional wells which would increase its total capital commitment to approximately $160.0 million.

“The increased capital commitment from BSP, together with proceeds from the recently announced Warrior South sale, will provide Rex Energy with an additional $46 million of liquidity to begin 2017,” said Tom Stabley, President and CEO of Rex Energy. “The added liquidity further enables us to execute our two-year plan for the company.”

BP Energy Co. Added to Bank Group

Rex Energy recently added BP Energy Co., an indirect, wholly-owned subsidiary of BP plc (NYSE: BP), as a participant in its senior secured credit facility. The addition of BP Energy Co. allows the company to expand its hedging program.

“We are excited about our new relationship with BP and the opportunity to expand on our already robust hedge portfolio,” said Tom Stabley. “In addition, we look forward to the energy marketing and supply solutions that BP can bring to Rex Energy.

Hedge Portfolio

The company continues to add to its hedge portfolio for 2017 and 2018 at prices that provide additional certainty regarding its expected cash flows. For 2017, the company now has approximately 80% of its natural gas production hedged with an average floor price of $3.02 and 72% of its NGL and condensate production hedged with an average floor price for C3+ NGLs of $24.04. For 2018, approximately 30% of natural gas production is hedged with an average floor price of $3.04 and 31% of NGL and condensate production hedged with an average floor price for C3+ NGLs of $27.27. With a high percentage of 2017 production hedged at favorable pricing, the company has provided further certainty for its expected cash flows to execute on its capital plans.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. All forward-looking statements in this release are based on management’s current beliefs and expectations and contain assumptions or estimates that involve risks and uncertainties, including future financial market conditions, industry conditions, changes in commodities prices, Rex’s liquidity position, access to development capital, and the other risks discussed in detail in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other subsequent filings with the Securities and Exchange Commission. Readers are cautioned that all statements regarding Rex Energy’s  financial and operational plans, forecasts, and projections for 2017 and 2018 are forward-looking statements with estimates based on management’s assumptions and information available at this time; these estimates may change, and any changes may significantly alter the expected outcomes. Readers should not place undue reliance on any of these forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations. Please see our SEC filings for more information.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com